EXHIBIT 99.1

[text of Press Release scheduled to be issued April 29, 2014]

First Horizon Reaches Settlement with FHFA

MEMPHIS, Tenn. -- First Horizon National Corp. (NYSE:FHN) has entered into a litigation settlement agreement with the Federal Housing Finance Agency (FHFA), as conservator for the Federal National Mortgage Association (Fannie Mae) and the Federal Home Loan Mortgage Corporation (Freddie Mac). Under the agreement a lawsuit begun in 2011 will be dismissed against all defendants, which include First Horizon, certain affiliated companies, and certain individuals. The lawsuit concerned the purchase by Fannie Mae and Freddie Mac of certain securities backed by mortgage loans originated by First Horizon in 2004, 2005, and 2006, before it sold its national mortgage businesses in 2008. First Horizon will pay $110 million to the plaintiffs under the settlement terms and will avoid the substantial costs and risks of litigation related to this matter.

First Horizon CEO Bryan Jordan called the settlement with FHFA “another big step forward” in First Horizon’s ongoing efforts to unwind from its former mortgage businesses.

First Horizon does not expect to materially adjust its earnings for the first quarter of 2014, which First Horizon previously announced on April 17, 2014. First Horizon’s earnings for the second quarter of 2014 are not expected to be materially impacted in connection with the settlement. First Horizon previously had established a reserve for this matter, and insurance was available for a portion of the settlement.

First Horizon also filed today a Current Report on Form 8-K with the Securities and Exchange Commission discussing this matter.

About First Horizon

The 4,300 employees of First Horizon National Corp. (NYSE:FHN) provide financial services through more than 170 bank locations in and around Tennessee and 21 FTN Financial Group offices in the U.S. and abroad. First Tennessee has the leading market share in Tennessee and one of the highest customer retention rates of any bank in the country. FTN Financial is a capital markets industry leader in fixed income sales, trading and strategies for institutional clients in the U.S. and abroad. First Horizon has been recognized as one of the nation’s best employers by American Banker and Working Mother magazines and a top tech innovator by InformationWeek. More information is available at www.FirstHorizon.com.

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CONTACT: Jack Bradley, Media Relations (901) 523-4813

Aarti Bowman, Investor Relations (901) 523-4017